June 2, 1995

Chemical Leaman Tank Lines, Inc.
     and Chemical Leaman Corporation
919 North Michigan Avenue
Suite 2900
Chicago, IL 60611

Attention: David R. Hamilton

Gentlemen:

         This will set forth the terms under which I will be employed by Chemical Leaman Tank Lines, Inc. ("Tank Lines") and a member of the Board of Directors of Tank Lines's sole parent, Chemical Leaman Corporation (the "Parent") (Tank Lines and the Parent being collectively referred to as the "Companies"), as follows:

         1. I will be President and Chief Executive Officer of Tank Lines, a member of its Board of Directors of the Parent. I will report directly to David
R. Hamilton. Mr. Hamilton and George McFadden (the "Shareholders") are the principal and controlling shareholders of the Parent. My employment will commence on or about July 14, 1995.

         2. The Companies will pay me a base salary at the rate of $300,000 per year with an annual performance and salary review at the end of each fiscal year of the Companies. In no event will my base salary be reduced.

         3. The Companies will pay me a bonus based on targets mutually agreed upon by you and me each year. Presently, Tank Lines sets an operating profit goal each year and the attainment of that goal will result in a bonus to me of 100% of my base salary. The bonus arrangement will not be capped, so that a bonus of more than 100% is possible. If 100% of the goal is not attained, a bonus computed on a sliding scale will be payable. I will be guaranteed a minimum bonus of 50% of my base salary for the remainder of 1995 (prorated on a per diem basis) and for 1996. Each such bonus for each calendar year will be paid at the time the Companies' customarily pay executive bonuses, but no later than 90 days after the completion of the Companies' audit for such calendar year. If I am not employed by the Companies for the entire calendar year, my bonus for that calendar year will be prorated by prorating the targets for that calendar year and prorating the amount of the bonus based on the prorated targets, it being understood, however, that for 1995 and 1996 my bonuses will not be less than the foregoing minimum bonuses for those years prorated on a per diem basis. The Companies will also pay me an annual supplementary bonus for each year on or before January 31st of the following year. The supplementary bonus will be not less than an amount equal to the interest payable under my note(s) referred to in paragraph 8 for the prior calendar year less the amount of any dividends which were paid to me during such prior calendar year on my common stock of the Parent. In the event of the termination of my employment for any reason (including death or disability), I (or, in the case of my death or disability, my representative) shall have the option to require the Companies to purchase for cash all of my stock of the Parent at fair market value. If the Companies and I are unable to agree on the fair market value, we will mutually select a recognized investment banker or appraiser to determine the fair market value of my stock, which decision will be binding. The fees and costs of the appraiser shall be paid by the Companies.

         4. I will be entitled to the benefits package made available to other executives at Tank Lines. A copy of a summary of the benefit plans have been furnished to me. In addition, for business purposes, I will be entitled, without cost to me, to the use of a car of my choice supplied by Tank Lines and to a club membership of my choice. The cost of the car cannot exceed a Cadillac or its equivalent. The cost of the club membership which the Companies will pay will be the initiation fee, base dues and reasonable business expenses which I will charge at the club. I will be responsible for my income taxes on the benefit which I receive from the Companies' furnishing me with such car and club membership. I will be entitled to four weeks per year of paid vacation. The Companies will also pay my reasonable relocation expenses to the Philadelphia area which shall include moving expenses, brokerage, legal and other costs of selling my Chicago condominium and points (other than buying down a loan to below market rates) and other costs in connection with purchasing a new home in the Philadelphia area. If my employment is terminated because of a disability, I will be entitled to continue to receive compensation until the disability policy begins to be paid, so that there will be no gap. Upon my death or disability, the Companies will continue to provide health insurance benefits for me and my dependents for the full period provided by COBRA, at no cost to me. As an officer an director of each of the Companies, I will be entitled to the benefit of indemnification and exculpation provisions from each of the Companies, a copy of which have been furnished to me.

         5. If I am terminated at any time for any reason other than "Just Cause" within the first three years of my employment, the Companies will pay me severance equal to one year's base salary and will continue to provide health insurance benefits for me and my dependents for one year also, without cost to me. However, if I obtain employment within the one year period, my severance benefits will be reduced by the amount of my compensation from such employment. For purposes of the foregoing, "Just Cause" shall mean: prosecution for a felony; conviction of a misdemeanor involving moral turpitude; my theft from the Companies; and the substantial abandonment of my responsibilities.

         6. If, during the first five years of my employment, there is a change of control so that the Shareholders no longer control the Companies and either I am terminated or choose not to work for the Companies under the control of the new owners, the Companies will pay me, upon my termination, an amount equal to two years of my then base salary and provide health benefits for me and my dependents for the two years (if the Companies can do so after using reasonable efforts or, if not, 18 months) following my termination at no cost to me.

         7. Upon the commencement of my employment, the Companies shall pay me a sum equal to $366,663 in cash.

         8. I hereby agree to purchase from the Parent, and the Parent agrees to sell me, 76 vested shares of common stock of the Parent (or slightly more than 2-1/2% of the outstanding shares of common stock, computed on a fully diluted basis) at a price of $6,000 per share for a total purchase price of $456,000. The purchase price will be paid by my promissory note under which I will be personally liable for a maximum amount of $91,200. The note will be secured by a pledge of my stock to the Parent and will bear interest at the rate of 6.83% per annum. I will be entitled to receive dividends and other distributions on my stock as long as I am not in default under the note. Interest will be payable annually on or before January 31, 2004 or the sale of my shares (to the extent of the net sale proceeds). Concurrently, you have given me a stock certificate representing the shares which I have purchased and I have given you my note. If the Parent hereafter redeems all or substantially all of the so-called "Szabo block" of shares, consisting of 454 shares of common stock of the Parent, the Parent will give me the opportunity then to purchase an additional number of shares of common stock of the Parent at $6,000 per share (to be equitably adjusted for stock splits, etc.). The number will be that number which is necessary to increase my ownership of the outstanding shares of common stock of the Parent on a fully diluted basis to 3% (or slightly more to take into account a rounding-up for a fractional share). The purchase price will be paid by my note, the terms of which will be identical to my note for the initial shares, except for the amount of the principal, and the amount for which I am personally liable (which will be 20% of the original principal amount), and except that the interest rate for the additional shares will be at the then lowest applicable interest rate that will not result in the imputation of interest for federal income tax purposes.

         9. I will make and file with the Internal Revenue Service a Section 83(b) election. If the Internal Revenue Service should take the position that my acquisition of any of the shares of common stock of the Parent results in compensation to me, the Companies will pay me a sum equal to my federal, state and local income taxes on such compensation. Such payment shall be grossed up for the amount of such taxes on such payment.

         10. Parent hereby grants to me registration rights consisting of (a) one demand registration right after an initial public offering of any capital stock of the Parent provided that the registration can be done on a form S-3 or other available "short form" registration statement, and (b) piggy-back registration rights with respect to all registration statements filed by Parent (other than on form S-4 or S-8). Such piggy-back registration rights shall be on a pro rata basis with the Shareholders. The terms of such demand and piggy-back registration rights shall be customary including my signing customary indemnifications, it being understood, however, that I shall not be required to pay any portion of the costs and expenses in connection with any such registration. The Parent also hereby grants to me pre-emptive rights shall allow me to purchase a proportionate amount of all new securities issued by the Parent to the same extent and on the same terms per share as the Shareholders.

         11. The Shareholders hereby grant me tag-along rights so that if either or both of the Shareholders sell stock in the Parent to a third party, they or he will, as a condition of such sale, grant me the right to sell a proportionate number of my shares to the third party for cash at the same price per share and at the same terms as the selling Shareholder(s).

         12. I have entered into a non-compete agreement with my present employer which contains the provisions set forth on Exhibit A attached hereto. The Companies agree, at my option, to pay my reasonable attorneys' fees and litigation costs in the event that a lawsuit is brought against me by my former employer for violating those provisions as a result of my employment with the companies, provided that if I exercise my option, the Companies shall have the right reasonably to control the litigation, provided, further, that they will keep me advised of all significant events, they will consult with me as to major decisions and will not be unreasonably withheld. If the attorneys representing me determine that they have a conflict with the Companies, I will be entitled to retain my own attorneys, the fees and costs of which will be paid by the Companies.

         13. The Companies will pay the reasonable fees and costs of my attorneys in connection with this letter, provided that the fees shall not exceed $2,500.00.

         14. My pre-emptive rights and my tag-along rights set forth in paragraphs 10 and 11 shall terminate upon the completion of an initial public offering of the common stock of the Parent provided such stock is listed on a national stock exchange or traded on the NASDAQ national market.

         If this letter correctly sets forth our agreement, please sign and return the enclosed copy.

                                                 Very truly yours,

                                                 /s/ Philip J. Ringo
                                                 ------------------------
                                                 Philip J. Ringo


AGREED AND ACCEPTED:

CHEMICAL LEAMAN TANK LINES, INC.

By: David R. Hamilton
    ----------------------------

CHEMICAL LEAMAN CORPORATION

By: David R. Hamilton
    ----------------------------

         The undersigned Shareholders agree to comply with the registration, tag-along and pre-emptive rights granted to Philip J. Ringo in paragraphs 10 and 11 of the above letter.

                                                     /s/ David R. Hamilton
                                                     -------------------------
                                                     David R. Hamilton


                                                     /s/ George McFadden
                                                     --------------------------
                                                     George McFadden